Exhibit 99.1

NEWS RELEASE

1101 East Arapaho Road

Suite 200

Richardson TX 75081 USA

(972) 234-6400 main

Financial Contact

Michael L. Paxton, VP, CFO
972.301.3658, mpaxton@intrusion.com

INTRUSION INC. ANNOUNCES 2012
FOURTH QUARTER AND ANNUAL RESULTS

Richardson, Texas — February 11, 2013 — Intrusion Inc. (OTCBB: INTZ), (“Intrusion”) today announced financial results for the quarter and year ended December 31, 2012.

Intrusion’s net loss in the fourth quarter 2012 was $0.2 million, the same as in the fourth quarter 2011.  Net loss for the year 2012 was $0.2 million, compared to a net loss of $0.9 million for 2011.

Revenue for the fourth quarter 2012 was $1.5 million, compared to $1.4 million for the fourth quarter 2011.  Revenue for the year 2012 was $6.7 million, compared to $5.3 million in 2011, a 25% increase.

Gross profit margin was 65% of revenue in the fourth quarter of 2012, compared to 62% of revenue in the fourth quarter 2011.   For the year, the gross profit margin was 60%, compared to 62% in 2011.

Intrusion’s fourth quarter 2012 operating expenses were $1.1 million, compared to $0.9 million in the fourth quarter 2011.  For the year 2012, operating expenses were $4.1 million, compared to $4.0 million in 2011.

As of December 31, 2012, Intrusion reported cash and cash equivalents of $0.1 million, a working capital deficiency of $0.2 million and debt of $1.9 million.

“During the fourth quarter 2012, we booked $1.3 million of orders compared to $1.2 million of orders in the fourth quarter 2011.  For the year 2012, we booked $7.1 million of orders up 34% over the $5.3 million of orders in 2011,” stated G. Ward Paxton, Chairman, President and CEO of Intrusion.

Intrusion’s management will host its regularly scheduled quarterly conference call to discuss the Company’s financial and operational progress at 4:00 P.M., CST today.  Interested investors can access the call at 1-877-258-4925 (if outside the United States, 1-973-500-2152).  For those unable to participate in the live conference call, a replay will be accessible beginning today at 7:00 P.M., CST until February 18, 2013 by calling 1-855-859-2056 (if outside the United States, 1-404-537-3406).  At the replay prompt, enter conference identification number 98664204.  Additionally, a live and archived audio webcast of the conference call will be available at www.intrusion.com.

About Intrusion Inc.

Intrusion Inc. is a global provider of entity identification systems, high speed data mining, regulated information compliance, data leak prevention and data privacy protection, and network intrusion prevention and detection products.  Intrusion’s product families include TraceCop™ for entity identification, Savant™ for network data mining, Compliance Commander™ for regulated information compliance, data leak prevention and data privacy protection, and Intrusion SecureNet for network intrusion prevention and detection.  Intrusion’s products help protect critical information assets by quickly detecting, protecting, analyzing and reporting attacks or misuse of classified, private and regulated information for government and enterprise networks.  For more information, please visit www.intrusion.com.

This release may contain certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties.  Such statements include, without limitations, statements regarding future revenue growth and profitability, the difficulties in forecasting future sales caused by current economic and market conditions, the effects of sales and implementation cycles for our products on our quarterly results and difficulties in accurately estimating market growth, the effect of military actions on government and corporate spending on information security products, spending patterns of, and appropriations to, U.S. government departments, as well as other statements.  These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements.  The factors that could cause actual results to differ materially from expectations are detailed in the Company’s most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.”

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except par value amounts)

	December 31,	December 31,
	2012	2011
ASSETS

Current Assets:
Cash and cash equivalents	$52	$308
Accounts receivable	946	480
Inventories, net	5	5
Prepaid expenses	48	90
Total current assets	1,051	883

Property and equipment, net	260	207
Other assets	48	40
TOTAL ASSETS	$1,359	$1,130

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Accounts payable and accrued expenses	$707	$632
Dividends payable	279	123
Line of credit payable	130	80
Obligations under capital lease, current portion	96	74
Deferred revenue	52	97
Total current liabilities	1,264	1,006

Loan payable to officer	1,530	1,530
Obligations under capital lease, noncurrent portion	116	53

Stockholders’ Deficit:
Preferred stock, $.01 par value:
Authorized shares — 5,000
Series 1 shares issued and outstanding — 220 Liquidation preference of $1,197 as of December 31, 2012	778	778
Series 2 shares issued and outstanding — 460 Liquidation preference of $1,256 as of December 31, 2012	724	724
Series 3 shares issued and outstanding — 354 Liquidation preference of $843 as of December 31, 2012	504	504

Common stock, $.01 par value:
Authorized shares — 80,000
Issued shares — 12,182 in 2011 and 11,952 in 2011
Outstanding shares — 12,172 in 2011 and 11,942 in 2011	122	119
Common stock held in treasury, at cost — 10 shares	(362)	(362)
Additional paid-in capital	55,837	55,686
Accumulated deficit	(59,047)	(58,801)
Accumulated other comprehensive loss	(107)	(107)
Total stockholders’ deficit	(1,551)	(1,459)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$1,359	$1,130

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Revenue	$1,495	$1,446	$6,697	$5,348
Cost of revenue	530	551	2,707	2,057

Gross profit	965	895	3,990	3,291

Operating expenses:
Sales and marketing	301	291	1,317	1,383
Research and development	534	406	1,660	1,555
General and administrative	253	233	1,143	1,102

Operating income (loss)	(123)	(35)	(130)	(749)

Interest expense, net	(31)	(25)	(116)	(66)
Other income (expense)	—	(118)	—	(118)

Income (loss) before income taxes	(154)	(178)	(246)	(933)

Income tax provision	—	—	—	—

Net income (loss)	$(154)	$(178)	$(246)	$(933)

Preferred stock dividends accrued	(38)	(38)	(152)	(151)
Net income (loss) attributable to common stockholders	$(192)	$(216)	$(398)	$(1,084)

Net income (loss) per share attributable to common stockholders:
Basic	$(0.02)	$(0.02)	$(0.03)	$(0.09)
Diluted	$(0.02)	$(0.02)	$(0.03)	$(0.09)

Weighted average common shares outstanding:
Basic	12,107	11,942	12,035	11,877
Diluted	12,107	11,972	12,035	11,877